UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2007

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mary C. Adams, Chief Administrative Officer of Learning Tree International, Inc. (“Learning Tree”) will be retiring from Learning Tree effective February 15, 2007 after more than 31 years of employment. On January 23, 2007, Learning Tree entered into Employment Expiration and Consulting Agreements (the “Adams Agreement”) with Ms. Adams under which her current employment agreement will be terminated and she will receive a one-time payment of $210,000 plus accrued vacation on February 15, 2007. In addition, during the two years after her retirement, Ms. Adams has agreed to provide high-level guidance and advice on historical issues with which she is familiar in exchange for (i) a salary of $105,000 per annum, (ii) continued reimbursement of the costs of computer equipment and networking services and related supplies to her home office and (iii) continued participation in the pension, welfare, and medical insurance plans and programs maintained by Learning Tree for the general benefit of its executive employees. Ms. Adams also agreed (i) not to compete with Learning Tree during the term of the Adams Agreement and (ii) not to solicit any of Learning Tree employees or disclose any of its confidential information during and for a period of two years following the termination of the Adams Agreement. The Adams Agreement also provides that Ms. Adams may provide additional services by mutual consent in exchange for compensation of $150 per hour.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated: January 24, 2007	By:	/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht Chief Executive Officer